CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (relating to the Reuters Group PLC Discretionary Stock Option Plan) of our report, dated 16 February 2001 on the financial statements which appear in the Annual Report and Form 20-F, to the shareholders of Reuters Group PLC on Form 20-F for the year ended 31 December 2000.

/s/ PricewaterhouseCoopers
Chartered Accountants
London, England
13 March 2001